EXHIBIT 10.35

AMENDED AND RESTATED
PERNIX THERAPEUTICS HOLDINGS, INC.
2015 OMNIBUS INCENTIVE PLAN

RESTRICTED SHARE UNIT AGREEMENT
COVER SHEET

Pernix Therapeutics Holdings, Inc., a Maryland corporation (the "Company"), hereby grants restricted share units relating to shares of its common stock, par value $0.01 per share (the "Common Stock"), to the Grantee named below (the "RSU"). Additional terms and conditions of the grant are set forth on this Cover Sheet and in the attached Restricted Share Unit Agreement (together, the "Agreement"), in the Company's Amended and Restated 2015 Omnibus Incentive Plan (as further amended from time to time, the "Plan") and in your Offer Letter with the Company, dated as of [ ] (the "Employment Agreement").

Grantee Name: [ •]

Grant Date: [ •]

Number of Restricted Share Units: [ •]

Vesting Start Date: [ •]

Vesting Schedule: [ •]

By your signature below, you agree to all of the terms and conditions described in the Agreement and in the Plan, a copy of which will be provided on request. You agree that your Offer Letter will control in the event any provision of this Agreement should appear to be inconsistent with your Offer Letter. You further acknowledge that you have carefully reviewed the Plan, and agree that the Plan will control in the event any provision of this Agreement should appear to be inconsistent with the Plan.

Grantee:		Date:
[ •]

Company:		Date:
[ •]

Attachment

This is not a share certificate or a negotiable instrument.

AMENDED AND RESTATED
PERNIX THERAPEUTICS HOLDINGS, INC.
2015 OMNIBUS INCENTIVE PLAN

RESTRICTED SHARE UNIT AGREEMENT
Restricted Share Units

This Agreement evidences an award of RSUs in the number set forth on the Cover Sheet of this Agreement and subject to the vesting and other terms and conditions set forth in this Agreement and in the Plan.

Vesting

The RSUs will vest in accordance with the Vesting Schedule set forth on the Cover Sheet, subject to your continued service through each vesting date. You may not vest in more than the number of shares of Common Stock covered by your RSUs, as set forth on the Cover Sheet of this Agreement. You will immediately and automatically forfeit to the Company all of your unvested RSUs in the event your service terminates for any reason.

Change of Control	In the event of a Change of Control, your RSUs will be treated in the manner so provided in Section 10 of the Plan.
Leaves of Absence

For purposes of the RSUs, your service does not terminate when you go on a bona fide employee leave of absence that the Company approves in writing if the terms of the leave provided for continued service crediting or when continued service crediting is required by applicable law or contract. Your service terminates in any event when the approved leave ends unless you immediately return to active employment. The Company, in its sole discretion, determines which leave counts for this purpose and when your service terminates for all purposes under the Plan.

Dividend Equivalents

Should any dividend be declared and paid with respect to the shares of Common Stock during the period between the Grant Date and the date on which the RSUs are delivered as shares of Common Stock, the Company shall credit to a dividend equivalent bookkeeping account the value of such dividends that would have been paid if the outstanding RSUs at the time of the declaration of the dividend were outstanding shares of Common Stock. At the same time that the corresponding RSUs are converted to shares of Common Stock and delivered to you, the Company shall pay to you a lump sum cash payment equal to the value of the dividends credited to the dividend equivalent bookkeeping account that correspond to such RSUs that have become vested; provided, however, that any dividend equivalents that were credited to your dividend equivalent bookkeeping account that are attributable to RSUs that have been forfeited shall be forfeited and not be payable to you. No interest shall accrue on any dividend equivalents credited to your dividend equivalent bookkeeping account.

Evidence of Issuance

The issuance of shares of Common Stock with respect to the RSUs will be evidenced in such a manner as the Company, in its discretion, deems appropriate, including, without limitation, book-entry, registration, or issuance of one or more share certificates.

Delivery	Delivery of the shares of Common Stock represented by your vested RSUs shall be made within thirty (30) days after your RSUs vest.
Withholding

You agree as a condition to this Agreement that you will make acceptable arrangements to pay any withholding or other taxes that may be due relating to the RSUs or the issuance of shares of Common Stock with respect to the RSUs. If the Company determines that any tax or withholding payment is required relating to the RSUs or the issuance of shares of Common Stock with respect to the RSUs under applicable laws, the Company will have the right to require such payments from you, or withhold such amounts from other payments due to you from the Company or any affiliate. You may elect to satisfy this withholding obligation, in whole or in part, by delivering currently owned shares of Common Stock or having the Company withhold shares of Common Stock, in each case having a value equal to the minimum statutory amount required to be withheld under federal, state and local law. The value of the shares of Common Stock to be delivered or withheld shall be based on the Market Price of the Common Stock on the date that the amount of tax to be withheld shall be determined ("Tax Date"), and such shares may not be subject to any repurchase, forfeiture, unfulfilled vesting, or other similar requirements. Any such election must be made prior to the Tax Date. If you are not subject to Section 16 of the 1934 Act, the Committee may disapprove of any such election, may suspend or terminate the right to make such elections, or may provide that the right to make such elections shall not apply to the RSUs.

Transferability

The RSUs may not be sold, pledged, hypothecated, assigned, margined or otherwise transferred or encumbered by you in any manner except: (a) by will; (b) by the laws of descent and distribution; or (c) pursuant to a domestic relations order, as defined in the Code. Any attempted assignment, transfer, pledge, hypothecation or other disposition of the RSUs, or levy of attachment or similar process upon the RSUs not specifically permitted herein, shall be null and void and without effect.

Retention Rights

This Agreement and the RSUs evidenced by this Agreement do not give you the right to be retained by the Company or any affiliate in any capacity. Unless otherwise specified in any employment or other written agreement between you and the Company or any affiliate, including your Offer Letter, the Company and any affiliate reserve the right to terminate your service at any time and for any reason.

Shareholder Rights

You, or your estate or heirs, have no rights as a shareholder of the Company until the shares of Common Stock have been issued and either a certificate evidencing the shares of Common Stock has been issued or an appropriate entry has been made on the Company's books. No adjustments are made for dividends, distributions, or other rights if the applicable record date occurs before your certificate is issued or the appropriate book entry is made, except as described in the Plan.

The RSUs will be subject to the terms of any applicable agreement of merger, liquidation, or reorganization in the event that the Company is subject to such corporate activity.

Applicable Law

The validity and construction of this Agreement will be governed by, and construed and interpreted in accordance with, the laws of the State of Maryland, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive laws of any other jurisdiction.

The Plan

The text of the Plan is incorporated into this Agreement.

Certain capitalized terms used in this Agreement are defined in the Plan, and have the meaning set forth in the Plan, unless otherwise referenced as being defined in the Offer Letter.

This Agreement and the Plan constitute the entire understanding between you and the Company regarding the RSUs. Any prior agreements, commitments, or negotiations concerning the RSUs are superseded; except that the Offer Letter and any other written confidentiality, non-competition, non-solicitation, and/or severance agreement, or any other written agreement between you and the Company or any affiliate, as applicable, will supersede this Agreement with respect to its subject matter.

Data Privacy

To administer the Plan, the Company may process personal data about you. This data includes, without limitation, information provided in this Agreement and any changes to such information, other appropriate personal and financial data about you, including your contact information, payroll information and any other information that the Company deems appropriate to facilitate the administration of the Plan.

By accepting the RSUs, you give explicit consent to the Company to process any such personal data.

Code Section 409A

The grant of your RSUs under this Agreement is intended to comply with Section 409A of the Code ("Section 409A") to the extent subject thereto, and, accordingly, to the maximum extent permitted, this Agreement will be interpreted and administered to be in compliance with Section 409A. Notwithstanding anything to the contrary in this Agreement, the Company is not making any representation hereunder as to the particular tax treatment of the RSUs.

To the extent that the RSUs constitute "deferred compensation" under Section 409A, a termination of service occurs only upon an event that would be a "separation from service" within the meaning of Section 409A. If, at the time of your separation from service, (i) you are a "specified employee" within the meaning of Section 409A, and (ii) the Company makes a good faith determination that an amount payable on account of your separation from service constitutes deferred compensation (within the meaning of Section 409A), the payment of which is required to be delayed pursuant to the six (6)-month delay rule set forth in Section 409A to avoid taxes or penalties under Section 409A (the "Delay Period"), then the Company will not pay such amount on the otherwise scheduled payment date but will instead pay it in a lump sum on the first business day after the Delay Period (or upon your death, if earlier), without interest. Each installment of RSUs that vest under this Agreement (if there is more than one installment) will be considered one of a series of separate payments for purposes of Section 409A.

Disclaimer of Rights

The grant of RSUs under this Agreement will in no way be interpreted to require the Company to transfer any amounts to a third-party trustee or otherwise hold any amounts in trust or escrow for payment to you. You will have no rights under this Agreement or the Plan other than those of a general unsecured creditor of the Company. RSUs represent unfunded and unsecured obligations of the Company, subject to the terms and conditions of the Plan and this Agreement.

Notice Delivery

By accepting the RSUs, you agree that notices may be given to you in writing either at your home or mailing address as shown in the records of the Company or any affiliate or by electronic transmission (including e-mail or reference to a website or other URL) sent to you through the normal process employed by the Company or any affiliate, as applicable, for communicating electronically with its employees.

By signing this Agreement, you agree to all of the terms and conditions described above and in the Plan.